Exhibit 8.1

GOLENBOCK EISEMAN ASSOR BELL & PESKOE LLP
437 MADISON AVENUE
NEW YORK, NY 10022-7302
(212) 907-7300

August 26, 2008

Shine Media Acquisition Corp.
29 Level, Central Plaza
381 Huai Hai Zhong Road
Shanghai 200020
China

Ladies and Gentlemen:

We have acted as counsel to Shine Media Acquisition Corp., a Delaware corporation (“Shine Media”), in connection with the proposed merger of Shine Media with and into Green China Resources Inc. (GCR) (the “Redomestication Merger”), pursuant to the Plan of Merger by and between Shine Media and GCR (“Merger Agreement”).

GCR is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-4 (the “Registration Statement”) with respect to the common stock of GCR to be issued to Shine Media stockholders pursuant to the Merger Agreement.

If the Redomestication Merger is consummated on the terms and subject to the conditions set forth in the Merger Agreement, then Shine Media will merge with and into GCR, the separate corporate existence of Shine Media will cease and GCR will continue as the surviving corporation. In accordance with the Merger Agreement, one new ordinary share of GCR will be issued to the stockholders of Shine Media for each outstanding share of common and preferred stock of Shine Media and GCR will issue units and warrants on the same terms as the equivalent securities had been issued by Shine Media. Concurrently with or as soon as practicable following the merger of Shine Media with and into GCR, GCR will consummate the acquisition of all the issued and outstanding common stock of China Greenscape Co. Limited (“China Greenscape”) (the “Stock Purchase”) in accordance with the terms of the Stock Purchase Agreement. China Greenscape owns a controlling interest in an operating company in the People’s Republic of China, Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. (“JSZF”). We have assumed for purposes of the opinion set forth below that the Stock Purchase will be consummated immediately following the Redomestication Merger as part of a single integrated plan, that the Redomestication Merger will be effected in accordance with laws of the State of Delaware and the British Virgin Islands and that the Redomestication Meger will not be completed if the Stock Purchase is not also and contemporaneously completed.

Golenbock Eiseman Assor Bell & Peskoe LLP

Shine Media Corp.

This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act. In connection with this opinion, we have examined, and are familiar with: (i) the Merger Agreement, (ii) the Stock Purchase Agreement, (iii) the Registration Statement and the Proxy Statement/Prospectus (the “Prospectus”) which is contained in the Registration Statement and (iv) such other presently existing documents, records and matters of law as we have deemed appropriate in order to enable us to render this opinion.

In rendering this opinion, we have assumed the following (without any independent investigation or review thereof):

1. The legal capacity of all natural persons, the authenticity of original documents submitted to us, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of all signatures and the due execution and delivery of all documents;

2. The truth and accuracy at all relevant times of the representations, warranties and statements of fact made or to be made by Shine Media, GCR and their respective management, employees, officers and directors in connection with the Redomestication Merger, including, but not limited to, those set forth in the Registration Statement, the Prospectus, the Merger Agreement;

3. Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

4. The Redomestication Merger will be consummated in accordance with the terms and provisions of the Merger Agreement without any waiver or breach of any material provision thereof, and the Redomestication Merger will be effective under applicable law;

5. The Stock Purchase will be consummated in accordance with the terms and provisions of the Stock Purchase Agreement without any waiver or breach of any material provision thereof; and

6. The Redomestication Merger will be reported by Shine Media on its federal income tax return in a manner consistent with the treatment of the Redomestication Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Golenbock Eiseman Assor Bell & Peskoe LLP

Shine Media Corp.

Based upon and subject to (i) the Redomestication Merger being consummated in the manner described in the Merger Agreement, (ii) the Stock Purchase being consummated in the manner described in the Stock Purchase Agreement, (iii) the accuracy of the Registration Statement and the facts concerning the Redomestication Merger that have come to our attention during our engagement, and (iv) certain representations made by Shine Media and GCR in connection with the issuance of our opinion, we are of the opinion that the discussions in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations of the Redomestication Merger (the “Tax Section”), insofar as it relates to statements of law or legal conclusions is accurate, based upon current law and the facts and assumptions stated or referred to therein.

We express no opinion as to United States federal, state, local, foreign or other tax consequences, other than as set forth in the Tax Section. Because this opinion is being delivered prior to the effective time of the Redomestication Merger, this opinion must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Redomestication Merger, or that contrary positions may not be taken by the Internal Revenue Service.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name in the Registration Statement. By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Rules”), nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the Securities Act or the Rules.

No opinion is expressed as to any federal income tax consequence of the Redomestication Merger, or the other transactions contemplated by the Merger Agreement except as specifically set forth herein. This opinion may not be relied upon except with respect to the consequences specifically discussed herein. By rendering this opinion, we undertake no responsibility to update this opinion after the date hereof for any reason, including but not limited to, any new or changed facts or law which come to our attention after the date hereof. This opinion is being delivered to you solely in connection with the filing of the Registration Statement and is intended only for the benefit of Shine Media and its stockholders. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,

/s/ Golenbock Eiseman Assor Bell & Peskoe LLP